Exhibit C

JOINT FILING AGREEMENT

BETWEEN

TELIA COMPANY AB AND TELIA FINLAND OYJ

The undersigned hereby agree that Amendment No. 3 to the Statement on Schedule 13D, dated June 18, 2020, with respect to the ordinary shares, nominal value TRY 1.000 per share, of Turkcell Iletisim Hizmetleri A.S. is, and any further amendments to the Schedule 13D executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13D, as amended, and each such further amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D, as amended, and any further amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 17th day of June, 2020.

Telia Company AB

By:	/s/ Jonas Bengtsson
Name: Jonas Bengtsson
Title: General Counsel

Telia Finland Oyj

By:	/s/ Jonas Bengtsson
Name: Jonas Bengtsson
Title: Director